Policy Specifications

Policy Number [SPECIMEN]

Insured:	[JOHN DOE]	Issue Age and Sex:	[35] [MALE]

Rate Class:	[STANDARD]

Owner:	[JANE DOE]

Initial Specified Amount:	$[100,000]	Policy Date:	[MARCH 1, 2021]
Minimum Specified Amount:	$[25,000]	Date of Issue:	[MARCH 1, 2021]
Monthly Anniversary Day:	[01]

Plan of Insurance:	INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE WITH LONG-TERM CARE BENEFITS

Separate Account:	[Lincoln Life Flexible Premium Variable Account M]

NOTE:
This Policy provides life insurance coverage to the death of the Insured if sufficient premiums are paid.  The duration of coverage will depend on the amount, timing, and frequency of premium payments, Premium Loads, interest credited, Cost of Insurance, Administrative Fees, investment performance of the Separate Account, any loans or partial surrenders, and the cost of additional benefits. The Planned Premium may need to be increased to keep this Policy and the coverage In Force.

Premium Payments:	Planned Premium: $[8,000.00]
Premiums may be accepted until the Insured’s Attained Age [121].
Additional premium payments may vary by frequency or amount.
Payment Mode:	[ANNUALLY]

Minimum Additional Premium Payment Amount:	No premium payment may be less than $[200.00] Annually or $[15.00] if paid by electronic funds transfer.

Annual Premium Limit:                             $[28,725] in Policy Year [4] and thereafter.

Limit Single Premium:     $[94,005]

Limit Level Premium:     $[9,575]
Beneficiary:	[As named in the application for this Policy, unless later changed.]

Guaranteed Minimum Fixed Account Interest Rate:	[1.00]% annual effective rate ([0.00272616]% daily).

Policy Specifications

Policy Number [SPECIMEN]

Minimum Specified Amount Increase:	$[1,000]

Maximum Attained Age for a Specified Amount Increase:	Increases in Specified Amount not allowed after the Insured reaches Attained Age [70].

Maximum Number of Specified Amount Increases per Policy Year:	[Increases not allowed] in Policy Year(s) [1]; and [1] in Policy Year [2] and thereafter.

Minimum Specified Amount Decrease:	$[1,000]

Maximum Number of Specified Amount Decreases per Policy Year:	[Decreases not allowed] in Policy Year(s) [1 and 2]; and [1] in Policy Year [3] and thereafter.

Loan Information

Minimum Loan Amount:	$[100.00]

Minimum Loan Repayment Amount:	$[25.00]

Loan Interest Rate Charged:	[3.00]% annual effective rate in all Policy Years.

Loan Account Credited Interest Rate:	[1.00]% annual effective rate ([0.00272616]% daily) in all Policy Years.

Partial Surrenders

Amount of Partial Surrenders:
Must be at least $[500.00]; and/or not more than an amount equal to the Surrender Value of this Policy as of the end of the Valuation Period ending on the Valuation Day on which the request is received in a form acceptable to us, minus $[500.00].

Maximum Number of Partial Surrenders per Policy Year: Transfers	Partial surrender not allowed in the first Policy Month; and [1] per Policy Year beginning with the second Policy Month and thereafter.
Minimum Transfer Amount:	$[50] or the entire value of the Fixed Account or Sub-Account being transferred, whichever is less.

Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer:	$100.00 unless the entire value of the Fixed Account or Sub-Account(s) is being transferred.

Limitation on Transfers from the Fixed Account:	Cannot exceed the greater of [25.00]% of the Fixed Account Value as of the immediately preceding Policy Anniversary.

Account(s) available from which to transfer funds for Dollar Cost Averaging:	[money market Sub-Account Fixed Account (may be elected at policy issue only)]

Policy Specifications

Policy Number [SPECIMEN]

Riders and Benefits Charges

Value Protection Rider

Factors used in the No-Lapse Provisions:

Policy Year	Monthly Accumulation Factor	Monthly No-Lapse Premium
[1 - 35	[1.00327374	$[352.98]
36] and thereafter	1.00486756]	$0.00

The Monthly No-Lapse Premium as of the Policy Date is shown above, and may change as described in the No-Lapse Provisions of the Value Protection Rider.

Protected LTC Ratio: [0.5000000000]

Long-Term Care Benefits Rider

Monthly LTC Charge Rate:	[1.04735]

Minimum LTC Duration:	[36] months

Initial LTC Benefit Limit:	$[150,000.12]

Initial Maximum Monthly LTC Benefit:	$[4,166.67]

Right to Purchase Optional Inflation Protection:	[ELECTED]

The Monthly LTC Charge Rate and Rider benefit limits as of the Policy Date are shown above, and may change as described in the Long-Term Care Benefits Rider.

Initial Market Benefit Floor:	$[75,000.00]

Market Benefit Multiplier:     [2]

Market Benefit Divisor:     [50]

Caregiver Training Benefit Limit:    $[500.00]

To contact your Long-Term Care Claims Specialist, please call [800 487-1485].

Policy Specifications

Policy Number [SPECIMEN]

Table of Surrender Charges

See Surrender Provisions for an explanation of when this table will be used.

Policy Year	Surrender Charge as of Beginning of Policy Year

[1	$[2,057.00
2	$1,983.00
3	$1,906.00
4	$1,826.00
5	$1,743.00
6	$1,657.00
7	$1,568.00
8	$1,475.00
9	$1,378.00
10	$1,277.00
11	$1,172.00
12	$1,062.00
13	$948.00
14	$829.00
15	$704.00
16	$575.00
17	$440.00
18	$299.00
19	$153.00]
20] and thereafter	$0.00

Calculation of Surrender Charge for Decrease in Specified Amount
For decreases in Specified Amount, including a decrease in Specified Amount resulting from a partial surrender but excluding full surrender of this Policy, the charge will be calculated as (1) multiplied by (2), where:

(1)	is the amount of the decrease; and
(2)	is the then applicable surrender charge from the Table of Surrender Charges shown above.

See the “Surrender Charge for Full Surrender” provision for an explanation of the charge upon full surrender of this Policy.

Policy Specifications

Policy Number [SPECIMEN]

Table of Expense Charges and Fees

The following expenses and fees are charged under this Policy:

Guaranteed Maximum Premium Load
We will deduct a Premium Load from each premium payment. The Premium Load is calculated by multiplying each premium payment by the applicable percentage, which will not exceed the amount(s) shown below.  After the Insured’s Attained Age 121, no further premium payments may be made.

[25.00]% for Policy Year(s) 1 and thereafter.

Cost of Insurance
See the “Cost of Insurance” provision. The Net Amount at Risk Discount Factor used in that provision is [1.00082954].

Guaranteed Maximum Monthly Administrative Fee
The Monthly Administrative Fee equals (1) plus (2), where:
(1) is a monthly charge of [0.329] per $1,000 of Initial Specified Amount for [240] Policy Months; and
(2) is a monthly charge per $1,000 for any increase in Specified Amount for [240] Policy Months following the date of increase.
The rate used to calculate the charges described in (1) and (2) above varies by the Insured’s sex and age (Issue Age for the charges in (1) or Attained Age on the date of the increase for the charges in (2)).

Guaranteed Maximum M&E and Asset Charge Rate
[0.105]% monthly in Policy Years [[1-10];
[0.045]% monthly in Policy Years [11]] and thereafter until the Insured’s Attained Age 121.

Transfer Fee
$[25.00] per transfer request for each transfer request in excess of [24] during any Policy Year.

Guaranteed Maximum Partial Surrender Fee: $[150.00]

Policy Specifications

Policy Number [SPECIMEN]

Table of Guaranteed Maximum Cost of Insurance Rates

The monthly Cost of Insurance rates per $1,000 of net amount at risk vary by the Insured’s sex, Issue  Age and the Policy Year, but will not exceed the rates shown in the table below in accordance with the [Ultimate 2017 CSO, Male/Female, Composite Tobacco, Age Last Birthday] mortality table.

Policy Year	Monthly Rate	Policy Year	Monthly Rate	Policy Year	Monthly Rate

[1	0.11758	31	0.93648	61	24.21720
2	0.12842	32	1.03082	62	26.25159
3	0.14094	33	1.13202	63	28.51121
4	0.15263	34	1.24347	64	31.02914
5	0.16515	35	1.37197	65	33.77547
6	0.17767	36	1.52184	66	36.61924
7	0.18936	37	1.69912	67	39.44941
8	0.19939	38	1.90568	68	42.34621
9	0.20356	39	2.14001	69	45.25809
10	0.20941	40	2.40147	70	48.12900
11	0.21442	41	2.68599	71	50.89244
12	0.22027	42	2.99295	72	53.99864
13	0.22611	43	3.32601	73	58.09567
14	0.23113	44	3.69588	74	62.62918
15	0.23948	45	4.11521	75	67.67469
16	0.25118	46	4.59696	76	73.32811
17	0.26622	47	5.14125	77	79.71406
18	0.28294	48	5.78293	78	80.11620
19	0.30300	49	6.55095	79	80.51834
20	0.32558	50	7.44129	80	80.92048
21	0.35235	51	8.47400	81	81.32262
22	0.38247	52	9.66230	82	81.72477
23	0.41762	53	11.01321	83	82.12691
24	0.45782	54	12.50715	84	82.52905
25	0.50473	55	14.11597	85	82.93119
26	0.55754	56	15.80879	86	83.33333
27	0.61877	57	17.53629	87 and	0.00000]
28	0.68759	58	19.27103	later
29	0.76488	59	20.96545
30	0.84811	60	22.53736

Policy Specifications

Policy Number [SPECIMEN]

Corridor Percentages Table

Death Benefit Qualification Test: Cash Value Accumulation Test

See the “Death Benefit Proceeds” provision and “Income Tax on Death Benefits” provision for an explanation of how this table will be used.

Insured’s Attained Age	Corridor Percentage	Insured’s Attained Age	Corridor Percentage

[35	527%	70	176%
36	509%	71	171%
37	493%	72	167%
38	477%	73	163%
39	462%	74	159%

40	447%	75	155%
41	433%	76	152%
42	419%	77	148%
43	406%	78	145%
44	393%	79	142%

45	381%	80	139%
46	369%	81	136%
47	357%	82	134%
48	345%	83	131%
49	334%	84	129%

50	323%	85	127%
51	313%	86	125%
52	303%	87	123%
53	293%	88	121%
54	284%	89	120%

55	275%	90	118%
56	266%	91	117%
57	258%	92	116%
58	250%	93	115%
59	242%	94	114%

60	235%	95	112%
61	227%	96	111%
62	221%	97	109%
63	214%	98	107%
64	208%	99	104%

65	202%	100	100%]
66	196%	and later
67	191%
68	186%
69	181%

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